Exhibit 99.1


                                 Press Release
                                 -------------


FiberCore Secures $10 Million Loan Agreement

CHARLTON, Mass., Jan. 08 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE -news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it executed a $10 million, five-year loan agreement with Fleet National Bank.

"This agreement is another step in our capacity expansion plan designed to meet our customers' continued strong product demand," said Dr. Mohd A. Aslami, President and CEO. "We have already committed $2 million of the loan agreement toward completing the financing of a new $25 million multi mode facility in Jena, Germany, designed to double the capacity of our existing Jena plant. With completion expected by the end of 2001, plant capacity is expected to grow to over 500,000 kms in 2002. The remainder of the loan is earmarked to partially finance the previously announced expansion of our Xtal manufacturing facility. This expansion is part of our plan to grow capacity in Brazil from approximately 1 million kms of single-mode fiber in 2000 to over 5 million kms by 2004."

Dr. Aslami added, "As the only independent fiber supplier in the Western Hemisphere, we are pleased to announce another milestone as we move forward with our strategy to build market share in an industry where demand continues to exceed current capacity."

FiberCore, Inc. develops, manufactures and markets single-mode and multi-mode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multi-mode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop, Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in Industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.